Exhibit 12.1

[Letterhead of Gusrae Kaplan Nusbaum PLLC]

[•], 2021

Prometheum, Inc.
120 Wall Street, 25th Floor
New York, NY 10005

Re:         Offering Statement on Form 1-A (File No. 024-10760)

Ladies and Gentlemen:

We have acted as counsel to Prometheum, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Offering Statement on Form 1-A (the “Offering Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Regulation A promulgated under Section 3(b) of the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of up to 6,250,000 shares of the Company’s common stock, par value $0.00001 per share (the “Shares”).

In connection with our opinion, we have examined such documents and have reviewed such questions of law we considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that all of the Shares being qualified in the Offering Statement will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the laws of any other jurisdiction.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement filed as of the date hereof and to the reference to our firm under the caption “Legal Matters” in the offering circular contained in the Offering Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Gusrae Kaplan Nusbaum PLLC